UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

August 6, 2024

Commission	Registrant; State of Incorporation;	IRS Employer
File Number	Address; and Telephone Number	Identification No.
001-09057	WEC ENERGY GROUP, INC.	39-1391525
(A Wisconsin Corporation)
231 West Michigan Street
P.O. Box 1331
Milwaukee, WI 53201
(414) 221-2345

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 Par Value	WEC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 8.01	OTHER EVENTS

On August 6, 2024, WEC Energy Group, Inc. (the “Company”) entered into an equity distribution agreement (the “Equity Distribution Agreement”) with Barclays Capital Inc., BofA Securities, Inc., J.P. Morgan Securities LLC, KeyBanc Capital Markets Inc., Mizuho Securities USA LLC, MUFG Securities Americas Inc., RBC Capital Markets, LLC and Wells Fargo Securities, LLC, as sales agents (each, a “Sales Agent” and, collectively, the “Sales Agents”), and Barclays Bank PLC, Bank of America, N.A., JPMorgan Chase Bank, N.A., KeyBanc Capital Markets Inc., Mizuho Markets Americas LLC, MUFG Securities EMEA plc, Royal Bank of Canada and Wells Fargo Bank, National Association, as forward purchasers (each, a “Forward Purchaser” and, collectively, the “Forward Purchasers”).

Under the Equity Distribution Agreement, the Company may offer and sell, from time to time, up to an aggregate sales price of $1.5 billion, shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), through the Sales Agents. In addition to the issuance and sale of the Common Stock by the Company through the Sales Agents, the Equity Distribution Agreement provides that the Company may enter into forward stock purchase transactions with the Forward Purchasers as set forth in a separate letter agreement (each, a “Forward Agreement”), a form of which is attached to the Equity Distribution Agreement. In connection with each Forward Agreement, the applicable Forward Purchaser will borrow from third parties and, through a Sales Agent acting as forward seller, sell a number of shares of Common Stock equal to the number of shares underlying such Forward Agreement to hedge such Forward Agreement.

The initial forward sale price per share under each Forward Agreement will equal the product of (1) an amount equal to one minus the applicable forward selling commission and (2) the volume weighted average price per share at which the shares of Common Stock are sold and settled by the Sales Agents pursuant to the Distribution Agreement, subject to the price adjustment provisions of such Forward Agreement. Each Forward Agreement will provide that the initial forward sale price will be subject to adjustment based on a floating interest rate factor equal to the overnight bank funding rate less a spread. In addition, the initial forward sale price will be subject to decrease on certain dates specified in such Forward Agreement by the amount per share of quarterly dividends the Company expects to declare during the term of such Forward Agreement. If the overnight bank funding rate is less than the spread on any day, the interest rate factor will result in a daily reduction of the forward sale price.

The Company will not initially receive any proceeds from the sale of borrowed shares of the Common Stock by a Sales Agent as forward seller.  If the Company elects to physically settle any Forward Agreement by delivering Common Stock, it will receive an amount of cash from the Forward Purchaser equal to the product of the initial forward sale price per share under such Forward Agreement and the number of shares underlying such Forward Agreement, subject to the price adjustment and other provisions of the Forward Agreement.

Except under the circumstances described in the next sentence, the Company has the right, in lieu of physical settlement of any Forward Agreement, to elect cash or net share settlement of such Forward Agreement. Each Forward Purchaser will have the right to accelerate its Forward Agreement and require the Company to physically settle on a date specified by the Forward Purchaser under the terms described in the Forward Agreement.

Actual sales of the Common Stock under the Equity Distribution Agreement will depend on a variety of factors to be determined by the Company from time to time, including (among others) market conditions, the trading price of the Common Stock, capital needs and determinations by the Company of the appropriate sources of funding for the Company.  Any shares sold will be offered and sold pursuant to the Company’s registration statement on Form S-3 (File No. 333-281253).

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

1.1	Distribution Agreement, dated as of August 6, 2024 (including the form of Forward Agreement).

5.1	Opinion of Joshua M. Erickson.

23.1	Consent of Joshua M. Erickson (included in Exhibit 5.1).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 6, 2024	WEC ENERGY GROUP, INC. (Registrant)

/s/ William J. Guc
William J. Guc, Vice President and Controller